UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) March 19, 2003

Commission file number 0-18516

ARTESIAN RESOURCES CORPORATION
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(exact name of registrant as specified in its charter)

Delaware	51-0002090
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(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

664 Churchmans Road, Newark, Delaware 19702
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Address of principal executive officers

(302) 453 - 6900
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Registrant's telephone number, including area code

ARTESIAN RESOURCES CORPORATION

On March 18, 2003, the Delaware Public Service Commission (PSC) approved an increase for Artesian Water Company, in response to the request for a rate increase filed by Artesian on April 2, 2002.

Since its last filing for rate relief, Artesian has invested about $27 million in infrastructure improvements which include:
-	Addition of new sources of supply and installation of enhanced water treatment facilities, including those necessary to meet new government mandated water quality standards;
-	Acceleration in completion of steps already underway to assure the security of Artesian's production wells and sources of supply;
-	Relocation of water mains due to state highway expansion and relocation projects; and
-	Replacement and rehabilitation of aging transmission and distribution infrastructure.

Also included are additional expenses associated with an increase in the number of employees to meet increasing regulatory requirements and to assure adequate water quality.

Artesian placed a temporary rate increase of 7.71% into effect as permitted by law on June 1, 2002. After eight months without resolution, Artesian placed an additional 3.69% temporary rate increase into effect on December 3, 2002, as permitted by law. As such, a total of 11.4% in temporary rate increases have been in effect since December 3, 2002. Pending review of the final order by the PSC, determination will be reached as to the impact of the new rate on customer bills. If customer overpayment has occurred, such overpayments with interest will be applied to current and future customer bills.

"We continue our efforts to minimize costs and keep our customers' rates as low as possible. In order to ensure secure sources of quality supply and the high level of service that Artesian's customers expect, ongoing improvements to infrastructure are necessary," said Dian C. Taylor, Artesian president and CEO.

Artesian, the oldest and largest investor-owned regulated public water utility in the State of Delaware, is a wholly-owned subsidiary of Artesian Resources Corporation. Artesian has been providing quality water service within the state since 1905. The Company distributes and sells water to residential, commercial, industrial, governmental, municipal and utility customers throughout the state. As of March 17, 2003, Artesian had 68,049 metered accounts providing service to approximately 230,000 Delawareans.

SIGNATURES

          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ARTESIAN RESOURCES CORPORATION

03/19/03 Dian C. Taylor /s/

Dian C. Taylor

President, CEO, and Chair of the Board

Artesian Resources Corporation and Subsidiaries

03/19/03 David B. Spacht /s/

David B. Spacht

Vice President, Chief Financial Officer, and Treasurer

Artesian Resources Corporation and Subsidiaries

Form 8K